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                                                                      Exhibit 23

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-80390) pertaining to the Acadia Realty Trust (formerly Mark Centers Trust) Restricted Share Plan, in the Registration Statement (Form S-8 No. 33-95966) pertaining to the Acadia Realty Trust (formerly Mark Centers Trust) 1994 Share Option Plan and Acadia Realty Trust (formerly Mark Centers Trust) 1994 Non-Employee Trustee's Share Option Plan and in the Registration Statement (Form S-3 No. 33-85190) of Acadia Realty Trust (formerly Mark Centers Trust) of our report dated March 12, 1999, with respect to the consolidated financial statements and schedule of Acadia Realty Trust included in this Annual Report (Form 10K) for the year ended December 31, 1998.


                                                           /s/ ERNST & YOUNG LLP



New York, New York
March 30, 1999